Exhibit 2.1

ENTITY PURCHASE AND SALE AGREEMENT

BETWEEN

DRA PL RETAIL REAL ESTATE INVESTMENT TRUST (Entity Seller)

AND

KIMCO PL RETAIL, INC. (Purchaser)

November 4, 2009

TABLE OF CONTENTS

ARTICLE I RECITALS

1

1.1

Venture

1

1.2

Property

1

1.3

Kimco Loan

1

1.4

Pentagon Development Rights Sale

2

1.5

Purchase and Sale

2

ARTICLE II PURCHASE PRICE

2

2.1

Calculation of the Purchase Price

2

2.2

Payment of the Purchase Price

3

ARTICLE III CONDITIONS TO THE PARTIES' OBLIGATIONS

3

3.1

Conditions to Purchaser's Obligation to Purchase

4

3.2

Conditions to Entity Seller’s Obligation to Sell

4

ARTICLE IV PURCHASER'S DELIVERIES AND ENTITY SELLER'S DELIVERIES

4

4.1

Purchaser's Deliveries

4

4.2

Entity Seller’s Deliveries

5

ARTICLE V THE CLOSING

6

5.1

Date and Manner of Closing

6

ARTICLE VI FURTHER ADJUSTMENTS TO GROSS ASSET VALUE, FEES AND COSTS

6

6.1

Prorations of Income and Expenses and Adjustments to Gross Asset Value

6

6.2

Entity Seller’s Closing Costs

14

6.3

Purchaser’s Closing Costs

14

ARTICLE VII INTENTIONALLY DELETED

15

ARTICLE VIII REPRESENTATIONS AND WARRANTIES

15

8.1

Entity Seller’s Warranties and Representations

15

8.2

Purchaser's Warranties and Representations

18

8.3

Survival of Representations and Warranties.

19

ARTICLE IX POST-CLOSING COVENANTS

20

9.1

Entity Seller Covenants

20

9.2

Purchaser Covenants

20

9.3

Mutual Covenants

21

9.4

Survival of Covenants

22

ARTICLE X INDEMNITIES

22

10.1

Seller Indemnity

22

10.2

Purchaser Indemnity

25

10.3

Indemnification Procedures

26

ARTICLE XI NOTICES

26

ARTICLE XII GENERAL PROVISIONS

27

12.1

Captions

27

12.2

Recitals and Exhibits

28

12.3

Entire Agreement

28

12.4

Modification

28

i

12.5

Attorneys’ Fees

28

12.6

Governing Law

28

12.7

Time of Essence

28

12.8

Assignment

28

12.9

Severability

28

12.10

Successors and Assigns

28

12.11

Interpretation

29

12.12

Counterparts

29

12.13

Recordation

29

12.14

Business Day

29

12.15

Waiver of Jury Trial

29

12.16

Confidentiality

29

ARTICLE XIII AS-IS

29

EXHIBITS*

EXHIBIT A

List of Real Property and Owners

EXHIBIT B

Existing Debt

EXHIBIT C

Tenant Improvement Allowances, Leasing Commissions and Interim Rent

EXHIBIT D

Purchase Price Allocation

EXHIBIT E

Form of Assignment and Assumption of Membership Interests

EXHIBIT F

Form of FIRPTA Affidavit

EXHIBIT G

List of Existing Debt Documents by Real Property

EXHIBIT H

List of Existing Debt for which Lender Consents Will Be Requested

EXHIBIT I

List of Existing Debt Guaranteed by DRA Loan Guarantor

EXHIBIT J

Form of Non-Imputation Endorsement

EXHIBIT K

Form of Resignation

EXHIBIT L

Assignment of Development Rights

INDEX OF DEFINED TERMS

Term

Section

Adjusted Net Asset Value of the Venture

6.1.15

Agreement

Introduction

Assignment of Seller Interest

4.1.2

Bankruptcy/Dissolution Event

8.1.14

Bensalem Buyer

6.1.10

Bensalem Earn-Out Agreement

6.1.10

Bensalem Earn-Out Letter of Credit

6.1.10

Bucket 1

6.2

Bucket 2

8.3.1

Cash

6.1.7

Closing Date

5.1

Closing Statement

4.1.4

Closing

5.1

Contracts

6.1.4

Resignation

4.2.6

DRA Distribution

1.3

DRA Loan Guarantor

10.2

DRA Parties

6.1

DRA Party

6.1

*    Omitted from this filing pursuant to paragraph (b)(2) of Item 601 of Regulation S-K. The registrant hereby undertakes to furnish supplementally to the Securities and Exchange Commission a copy of these schedules upon request by the Staff of the Commission.

ii

DRA

Introduction

Entity Reps

8.3.1

Entity Seller

Introduction

Escrow Agent

Introduction

Existing Debt Documents

8.1.8

Existing Debt

2.1.1

Gross Asset Value

2.1

Indemnification

10.3

Kimco Members

1.1

Kimco Parent

2.3

Kimco

Introduction

Kimco Party

8.3.1

Kimco Parties

8.3.1

Leases

6.1.2

Lender Consents

9.2.1

Lender Costs

6.2

Lenders

2.1.1

Lists

8.1.15(2)(a)

Maple Shade Ground Lease

6.1.10

Net Asset Value of the Venture

2.1

Non-Imputation Certificate

4.2.5

OFAC

8.1.15(1)

Order(s)

8.1.15(1)

Original DRA Member

1.1

Owner

1.1

Pentagon Centre

1.2

Post Closing Adjustment Period

6.1.13

Post-Closing Entity Sale Amount Recalculation

6.1.15

Price Legacy

1.2

Property

1.1

Protected Party

10.3

Purchase Price

2.1

Kimco Loan

1.3

Purchaser

Introduction

Real Property

1.2

Remaining Bensalem Earn-Out

8.1.10

Responsible Party

10.3

Seller Interest

1.1

Seller Parties

14.1

Tenant Payments

6.1.2

Transfer Tax Form

4.1.3

TRS

1.1

Venture Agreement

1.1

Venture

1.1

iii

ENTITY PURCHASE AND SALE AGREEMENT

This Entity Purchase and Sale Agreement, dated as of November 4, 2009 (the “Agreement”), is made by and among DRA PL RETAIL REAL ESTATE INVESTMENT TRUST, a Maryland real estate investment trust (the “Entity Seller”), DRA GROWTH AND INCOME FUND IV, LLC, a Delaware limited liability company (“DRA”), and KIMCO PL RETAIL, INC., a Delaware corporation (“Purchaser”), and constitutes a contract of sale and purchase among Entity Seller and Purchaser.

ARTICLE I

RECITALS

1.1

Venture.  G&I IV PL Retail LLC, a Delaware limited liability company (the “Original DRA Member”), Purchaser and KRS PL Retail, Inc., a Delaware corporation (“TRS”, and together with Purchaser, the “Kimco Members”), formed a Delaware limited liability company under the name PL Retail LLC (the “Venture”) pursuant to that certain Limited Liability Company Agreement dated August 24, 2004 (as amended, the “Venture Agreement”).  Original DRA Member subsequently assigned its entire Membership Interest (as defined in the Venture Agreement) to Entity Seller.  As of the date hereof, prior to the consummation of the transactions contemplated by this Agreement, (i) Entity Seller owns an 85% interest in the Venture (the “Seller Interest”), (ii) Purchaser owns a 9.8% interest in the Venture, and (iii) TRS own a 5.2% interest in the Venture.

1.2

Property.  The Venture owns 100% of the outstanding common shares of Price Legacy Corporation, a Maryland corporation (“Price Legacy”).  Price Legacy indirectly owns 100% of the real property interests listed on Exhibit A attached hereto (collectively, the “Real Property”) through wholly-owned subsidiaries (each, an “Owner,” and collectively, the “Owners”) identified on Exhibit A attached hereto.  The Real Property, together with (i) all governmental permits and approvals related to ownership, operation and development thereof, including, without limitation, any and all such permits and approvals relating to development at the Real Property known as “Pentagon Centre” and located in Arlington, Virginia (“Pentagon Centre”), (ii) contractual rights, including, without limitation, leases, licenses, warranties, guarantees, and development rights, including, without limitation, such development rights at the Pentagon Centre, and all other intangible assets owned by each Owner related thereto, and (iii) all items of tangible personal property which are located thereon and owned by the applicable Owner and used in connection with the operation and maintenance thereof, are collectively referred to as the “Property.”

1.3

Kimco Loan.  Immediately prior to Closing, KRC Capital Services, LLC, a Delaware limited liability company, made an interest bearing loan to Price Legacy in the amount of Sixty Million Dollars ($60,000,000) evidenced by that certain Promissory Note dated as of the date hereof (the “Kimco Loan”), and Price Legacy distributed the proceeds of the Kimco Loan to the Venture.  The Venture in turn, prior to Closing, distributed all of the proceeds of the Kimco Loan to Entity Seller, Purchaser and TRS in accordance with the terms of the Venture Agreement, pro rata in proportion to their 85%, 9.8% and 5.2% interests in the Venture, respectively (the distribution to Entity Seller hereinafter referred to as the “DRA Kimco Loan Distribution”).

1.4

Pentagon Development Rights Sale.  Immediately prior to Closing, PL Pentagon LLC conveyed to Kimco Realty Corporation, a Maryland corporation (“Kimco Parent”), all right, title and interest in any and all development rights at Pentagon Centre pursuant to that certain Assignment of Development Rights attached hereto as Exhibit L, in consideration of which Kimco Parent paid PL Pentagon LLC the purchase price of Twenty Million Dollars ($20,000,000).  In connection with such sale, Kimco Parent received payment in the amount of One Million Two Hundred Ninety-Six Thousand Eight Hundred Thirty-Two Dollars ($1,296,832) in accordance with the terms of paragraph three of that certain letter agreement entitled “Pentagon Office Development Term Sheet” dated October __, 2006, by and between Kimco Parent and the Venture (the purchase price, after such payment to Kimco Parent, referred to as the “Net Pentagon Proceeds”).  Prior to Closing, PL Pentagon LLC distributed the Net Pentagon Proceeds to Price Legacy, and Price Legacy in turn, distributed the Net Pentagon Proceeds to the Venture.  The Venture in turn, prior to Closing, distributed the Net Pentagon Proceeds to Entity Seller, Purchaser and TRS in accordance with the terms of the Venture Agreement, pro rata in proportion to their 85%, 9.8% and 5.2% interests in the Venture, respectively (the distribution to Entity Seller hereinafter referred to as the “DRA Pentagon Distribution”, and together with the DRA Kimco Loan Distribution, the “DRA Distribution”).

1.5

Purchase and Sale.  Entity Seller now desires to sell and Purchaser now desires to acquire from Entity Seller the entire Seller Interest in the Venture, upon the terms and covenants and subject to the conditions set forth below.

ARTICLE II

PURCHASE PRICE

2.1

Calculation of the Purchase Price.  In consideration of the covenants herein contained, Entity Seller agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Entity Seller the Seller Interest for a purchase price equal to the sum of (i) 85% of the Net Asset Value of the Venture (as hereinafter defined) as of the Closing Date (as defined below), plus (ii) the DRA Pentagon Distribution.  The price to be paid by Purchaser to acquire the Seller Interest, subject to adjustment in accordance with this Agreement, shall be referred to herein as the “Purchase Price.”

For purposes of this Agreement, the term “Gross Asset Value” shall mean the sum of Eight Hundred Five Million Dollars ($805,000,000), and the term “Net Asset Value of the Venture” shall mean the Gross Asset Value as adjusted by the following adjustments calculated as of the Closing Date:

2.1.1

The Gross Asset Value shall be reduced by the outstanding principal balance of (i) mortgage indebtedness secured by the Property as listed on Exhibit B (the lenders listed on Exhibit B may sometimes be hereinafter together referred to as the “Lenders”, and the loans listed on Exhibit B may sometimes be hereinafter referred to as the “Existing Debt”), (ii) mezzanine indebtedness secured by interests in the Owners as listed on Exhibit B, and (iii) all other debt of the Venture and its direct and indirect subsidiaries, including, without limitation, Price Legacy and the Owners;

2.1.2

The Gross Asset Value shall be reduced by the aggregate liquidation preference for all shares of Series 1 Preferred Stock (which the parties hereto have agreed equals $49,000,000) and all Series A-1 Preferred Stock in Price Legacy outstanding as of the Closing Date, which shall include an amount equal to all distributions (whether or not declared) accumulated, accrued and unpaid thereon as of the Closing Date.

2.1.3

The Gross Asset Value shall be reduced by all base rent, additional rent, and other sums due under that certain Over Lease Agreement by and among PL Mesa Pavilions, LLC; PL Carmel Mountain, LP; Redhawk Towne Center II, LLC; Cypress Creek Assoc. LP; Oakwood Plaza, LP; Oakwood Business center LP; PL Millenia Plaza II LLC; Cross Country Assoc. LP; PL Pentagon, LLC; PL Smithtown LLC; and PL Roseville LP, each of the foregoing being Owners, as landlord, and Entity Seller, as tenant;

2.1.4

The Gross Asset Value shall be reduced by those credits for the benefit of Purchaser as more fully set forth in Article VI below; and

2.1.5

The Gross Asset Value shall be increased by those credits for the benefit of Entity Seller as more fully set forth in Article VI below.

The Entity Seller and Purchaser agree to allocate the Purchase Price to each individual Property as shown on Exhibit D attached hereto.  The Purchase Price allocations may not be recognized as measurements of value under generally accepted accounting principles (GAAP) or other accounting methodology.  Entity Seller and Purchaser acknowledge that such allocations were calculated in order to comply with state and/or local requirements regarding transfer taxes and documentary stamps for the indirect transfer of controlling interests in the Owners.  Entity Seller and Purchaser further acknowledge that the Purchase Price is based on the sale of retail shopping centers comprising the Property as a package and not based on any values that may have been assigned had the shopping centers comprising the Property been sold in separate and distinct transactions to third party purchasers.

2.2

Payment of the Purchase Price.  Entity Seller acknowledges that the Purchase Price has been funded in part by the DRA Distribution prior to Closing.  The balance of the Purchase Price, after credit for the DRA Distribution, is being funded by payment from Purchaser to Entity Seller simultaneously with the execution and delivery of this Agreement and the other documents contemplated hereby at Closing.

ARTICLE III

CONDITIONS TO THE PARTIES' OBLIGATIONS

3.1

Conditions to Purchaser's Obligation to Purchase.  Purchaser's obligation to purchase the Seller Interest is expressly conditioned upon each of the following:

3.1.1

Performance by Entity Seller.  Performance in all material respects of the obligations and covenants of, and deliveries required of, Entity Seller hereunder that are to be performed on or before Closing.

3.1.2

Delivery of the Seller Interest.  Delivery at the Closing of the Assignment of the Seller Interest (as defined in Section 4.1.2) by Entity Seller.

3.1.3

Entity Seller’s Representations.  The representations and warranties by Entity Seller set forth in Section 8.1 being true and correct in all material respects as of the Closing.

3.1.4

Credit Line.  To the extent not paid prior to Closing, the outstanding balance of that certain credit line from JPMorgan Chase Bank, N.A. to Price Legacy (the “Credit Line”) shall be paid at Closing.

3.2

Conditions to Entity Seller’s Obligation to Sell.  Entity Seller’s obligation to sell the Seller Interest  is expressly conditioned upon each of the following:

3.2.1

Performance by Purchaser.  Performance in all material respects of the obligations and covenants of, and deliveries required of, Purchaser hereunder that are to be performed on or before Closing.

3.2.2

Receipt of Purchase Price.  Receipt of the Purchase Price and any adjustments due Entity Seller under Article VI at the Closing in the manner herein provided.

3.2.3

Delivery of the Seller Interest.  Delivery at the Closing the Assignment of the Seller Interest executed by Purchaser, TRS and the Venture.

3.2.4

To the extent not paid prior to Closing, the outstanding balance of the Credit Line shall be paid at Closing.

ARTICLE IV

PURCHASER'S DELIVERIES AND ENTITY SELLER'S DELIVERIES

4.1

Purchaser's Deliveries.  Purchaser shall, at or before the Closing, deliver to Entity Seller each of the following:

4.1.1

Purchase Price.  The Purchase Price as set forth in Article II.

4.1.2

Assignment of the Seller Interest.  Two (2) counterparts of the Assignment and Assumption of Membership Interests with respect to the Seller Interest in the form of Exhibit E, pursuant to which Entity Seller shall assign and convey and Purchaser shall accept title to the Seller Interest in accordance with the terms of this Agreement, duly executed by Purchaser (the “Assignment of Seller Interest”).

4.1.3

Real Estate Transfer Taxes.  As applicable for each Property, duly completed returns, questionnaires, applications or other documents (collectively, the “Transfer Tax Forms”), duly executed by Purchaser, regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, “Transfer Taxes”).

4.1.4

Closing Statement.  One (1) counterpart of the settlement statement reflecting the prorations and adjustments required under Section 2.1 and Article VI of this Agreement (the “Closing Statement”), duly executed by Purchaser.

4.1.5

Authority Documents.  A secretary’s certificate from an officer of the Purchaser, certifying the legal existence and good standing of the Purchaser and the power and authority of the general partner on behalf of the Purchaser to execute and deliver this Agreement and all other documents contemplated in connection therewith, and to perform all obligations of Purchaser hereunder and thereunder.

4.2

Entity Seller’s Deliveries.  At or before the Closing, Entity Seller shall deliver to Purchaser each of the following:

4.2.1

Assignment of the Seller Interest.  Two (2) counterparts of the Assignment of Seller Interest, duly executed by Entity Seller.

4.2.2

FIRPTA Affidavit.  Two (2) originals of an affidavit in the form of Exhibit F with respect to the Foreign Investment in Real Property Tax Act, duly executed by Entity Seller.

4.2.3

Authority Documents.  A Trustee’s certificate from the Trustee of the Entity Seller, certifying the legal existence and good standing of the Entity Seller and the power and authority of the Trustee on behalf of the Entity Seller to execute and deliver this Agreement and all other documents contemplated in connection therewith, and to perform all obligations of Entity Seller hereunder and thereunder; and an Officer’s Certificate from DRA certifying the legal existence and good standing of DRA and the power and authority of DRA to execute and deliver this Agreement and all other documents contemplated in connection therewith, and to perform all obligations of DRA hereunder and thereunder.

4.2.4

Real Estate Transfer Taxes.  As applicable for each Property, duly completed Transfer Tax Forms, duly executed by Entity Seller.

4.2.5

Non-Imputation Certificate.  A non-imputation certificate in the form of Exhibit J, duly executed by Entity Seller (the “Non-Imputation Certificate”).

4.2.6

Director/Officer Resignations.  One (1) original resignation from each of the individuals on the board of directors and/or officers of Price Legacy or any direct or indirect subsidiary of Price Legacy as of the Closing Date who were appointed by Entity Seller in the form of Exhibit K, duly executed by such individual (collectively, the “Resignations”).

4.2.7

Closing Statement.  One (1) counterpart of the Closing Statement, duly executed by Entity Seller.

4.2.8

Bensalem Earn-Out Letter of Credit.  One (1) original of the Bensalem Earn-out Letter of Credit, together with originals of all amendments thereto.

4.2.9

Documents.  Original counterparts, to the extent available, and copies, if not, of all Leases and Contracts, and any other documents or instruments, and all books, records, files, plans and keys, which constitute, evidence or otherwise relate to any portion of the Property, that are in Entity Seller’s or any affiliates’ possession or control and, with respect to copies, are not otherwise in the Kimco Parties’ (or an affiliate’s) possession or control.

ARTICLE V

THE CLOSING

5.1

Date and Manner of Closing.  The Entity Seller and Purchaser shall close the transactions contemplated hereby (the “Closing”) simultaneously on November 4, 2009, upon the execution and delivery of this Agreement and the delivery by each party of its respective deliveries contained in Sections 4.1 and 4.2.  The date of Closing, November 4, 2009, is referred to herein as the “Closing Date”.

ARTICLE VI

FURTHER ADJUSTMENTS TO GROSS ASSET VALUE, FEES AND COSTS

6.1

Prorations of Income and Expenses and Adjustments to Gross Asset Value.  Income and expenses of the Venture and its direct and indirect subsidiaries, including, without limitation, Price Legacy and the Owners, and the Property shall be prorated as of the Closing Date, with (i) the Entity Seller entitled to and responsible for 85% of all income and expenses accrued prior to the Closing Date and Kimco Members entitled to and responsible for 15% of all income and expenses accrued prior to the Closing Date, and (ii) Purchaser together with the Kimco Members entitled to and responsible for 100% of all income and expenses accrued from and after the Closing Date.  At the Closing, all items of income and expense listed below (to the extent incurred) with respect to Venture and its direct and indirect subsidiaries, including, without limitation, Price Legacy and the Owners, and the Property, shall be prorated (such prorations referred to herein individually as a “Proration”, and collectively as the “Prorations”) in accordance with the above percentages, and the Gross Asset Value adjusted, in accordance with the foregoing principles and the rules for the specific items set forth hereafter; it being understood that all references to receipt of funds by Owner after Closing shall mean the receipt by Owner, the Kimco Parties, Price Legacy, Venture, or any of their affiliates and/or successors or assigns.  The adjustment contemplated by Sections 6.1.2(ii) and (iii), 6.1.3, 6.1.7, 6.1.8 and 6.1.13, to be made at and after Closing with respect to the Property shall also be made with respect to the Westbury Property and any other sales of real property owned by the Venture at one time through its direct or indirect subsidiaries which occurred prior to Closing that have post-Closing proration obligations, to the extent that amounts have been received or become due after Closing for Westbury or such other properties which are attributable to the period prior to Closing.  As used herein, the term “Westbury Property” shall mean that certain retail shopping center located in Westbury, New York, which was sold by PL Westbury LLC, a wholly-owned subsidiary of Price Legacy, to a third party on October 29, 2009, pursuant to that certain Contract of Sale dated August 27, 2009, by and between PL Westbury LLC, as seller, and Equity One Acquisition Corp., as buyer (the “Westbury Purchase Agreement”).  With respect to the post-closing Prorations for the Westbury Property in accordance with the terms of this Agreement, Purchaser agrees that it shall not settle such Prorations with the purchaser under the Westbury Purchase Agreement without the consent of Entity Seller, such consent not to be unreasonably withheld, conditioned or delayed.  Notwithstanding anything contained herein to the contrary, Entity Seller shall have no responsibility for an expense accrued prior to the Closing Date to the extent the expense accrued as a result of a Kimco Party’s gross negligence, willful misconduct, or breach of any property management agreement or the Venture Agreement and which a DRA Party did not have knowledge of or otherwise consent to prior to the Closing Date, and Purchaser shall have no responsibility for an expense accrued prior to the Closing Date to the extent the expense accrued as a result of gross negligence, willful misconduct, or any action in violation of the Venture Agreement by Entity Seller, Original DRA Member, DRA or any affiliate thereof (individually, a “DRA Party”, and collectively, the “DRA Parties”) prior to Closing that is binding on Purchaser post-Closing and which a Kimco Party did not have knowledge of or otherwise consent to prior to the Closing Date.

6.1.2

Lease Rentals and Other Revenues.

(i)

Rents.   At Closing, the Gross Asset Value shall be reduced by any rents and other tenant payments and tenant reimbursements (other than “percentage rent” which is addressed in Section 6.1.2(ii) below) (collectively, “Tenant Payments”), if any, received by Owners under leases of space at the Property (collectively, the “Leases”) that relate to any period after the Closing.

(ii)

Percentage Rent.  No adjustment shall be made to the Gross Asset Value at Closing on account of percentage rents (i.e., that portion of the rent payable to the landlord by a tenant under a Lease which is a percentage of the amount of sales or of the dollar amount of sales).  Any percentage rent with respect to the calendar year (or other applicable fiscal year under a Lease during which the Closing occurs for the measurement of percentage rents) in which the Closing occurs which is received by any Owner after Closing and which is attributable to the period prior to Closing shall result in and require a Post-Closing Prorations Recalculation in accordance with Section 6.1.17.  For purposes of prorating percentage rents, the amount “attributable” to the period prior to the Closing Date shall be equal to (a) the aggregate amount of such percentage rents actually collected for the calendar year (or other applicable fiscal year under a Lease during which the Closing occurs for the measurement of percentage rents) in which the Closing occurs multiplied by (b) a fraction, the numerator of which shall be the number of days prior to the Closing Date that the applicable tenant leases space at the Property during the calendar year (or other applicable fiscal year under a Lease during which the Closing occurs for the measurement of percentage rents) in which the Closing occurs and the denominator of which shall be the number of days that the applicable tenant leases space at the Property during the calendar year (or other applicable fiscal year under a Lease during which the Closing occurs for the measurement of percentage rents) in which the Closing occurs.  Notwithstanding anything to the contrary contained herein, percentage rents shall be prorated upon their collection in accordance with this Section 6.1.2(ii).  This Section 6.1.2(ii) shall survive the Closing and not be merged therein.

(iii)

Post-Closing Collections.  After Closing, Purchaser and the Venture shall make a good faith effort to collect any Tenant Payments or other revenues not collected as of the Closing Date on Owners’ behalf; provided, however, that Purchaser and Venture shall not be required to cause any Owner to institute any action or proceeding to collect any delinquent Tenant Payments or other revenues not collected as of the Closing Date, and all Tenant Payments or other revenues collected by Owners on or after the Closing Date shall first be applied to all amounts due under the applicable Lease at the time of collection (i.e., current Tenant Payments and sums due each

Owner as the current owner and landlord) and the balance (if any) shall result in and require a Post-Closing Prorations Recalculation in accordance with Section 6.1.17, but only to the extent of amounts of Tenant Payments delinquent and actually due such Owner from the same tenant which made the post-Closing payment in question for the period prior to the Closing.  For purposes of prorating post-closing collections, the amount “attributable” to the period prior to the Closing Date shall be equal to (a) the aggregate amount of such rents actually collected for the calendar year (or other applicable fiscal year under a Lease during which the Closing occurs for the measurement of rents) in which the Closing occurs multiplied by (b) a fraction, the numerator of which shall be the number of days prior to the Closing Date that the applicable tenant leases space at the Property during the calendar year (or other applicable fiscal year under a Lease during which the Closing occurs for the measurement of rents) in which the Closing occurs and the denominator of which shall be the number of days that the applicable tenant leases space at the Property during the calendar year (or other applicable fiscal year under a Lease during which the Closing occurs for the measurement of rents) in which the Closing occurs.  With respect to additional rents, the parties shall exclude any additional rents from increased real property taxes that for the Property to the extent such increase results solely from the transactions contemplated herein.  As soon as reasonably possible after the end of the periodic period or calendar year, whichever applicable, in which the Closing occurs, Purchaser shall cause each Owner to do a reconciliation or true-up of all operating expenses and taxes owed by the tenants for such year with any payments which have previously been made by the tenants for such operating expenses and taxes.  If the tenants are owed any amounts of money as a result thereof, then such amounts shall result in and require a Post-Closing Prorations Recalculation in accordance with Section 6.1.17, and upon such Post-Closing Prorations Recalculation, Purchaser, on behalf of Owner, shall distribute the owed amounts to tenants.  If the tenants owe any amounts of money as a result thereof, then, as and when such amounts are collected from the tenants, such amounts shall result in and require a Post-Closing Prorations Recalculation in accordance with Section 6.1.17.  The terms of this Section 6.1.2(iii) shall survive the Closing and not be merged therein.

6.1.3

Real Estate and Personal Property Taxes.

(i)

Ad Valorem Taxes.  At Closing, the Gross Asset Value shall be increased by all real property taxes and assessments paid, prior to or at Closing, by the Owners relating to any period after the Closing and shall be reduced by all unpaid real property taxes and assessments to the extent relating to any period prior to the Closing, except to the extent payable directly by tenants.  The amount of any supplemental taxes, other than those payable directly by tenants, assessed against the Property after Closing for the period prior to the Closing Date (it being understood that Entity Seller shall have no liability for assessments or an increase in taxes or supplemental taxes due solely to the transactions contemplated in this Agreement) shall result in and require a Post-Closing Prorations Recalculation in accordance with Section 6.1.17.  The amount of any real property or personal property tax refunds and credits received by the Owners after the Closing for the Property which are attributable to a fiscal tax year prior to or in which the Closing occurred and which are not refundable to the tenants shall result in and require a Post-Closing Prorations Recalculation in accordance with Section 6.1.17.  Any such refunds and credits attributable to the fiscal tax year prior to or during which the Closing occurs shall be apportioned after deducting the reasonable out-of-pocket expenses of collection thereof.  The adjustment contemplated by this Section 6.1.3(i) to be made post-closing with respect to the Property shall also be made with respect to the Westbury Property, to the extent applicable.  The terms of this Section 6.1.3(i) shall survive the Closing and not be merged therein.

(ii)

Insufficient Information.  If, at Closing, the real estate and/or personal property tax rate and assessments have not been set for the taxes due and payable during the real estate tax year in which Closing occurs, then the proration of such taxes shall be based upon the rate and assessments for the preceding real estate tax year, and such proration shall be adjusted between Entity Seller and Purchaser after Closing upon presentation of written evidence that the actual taxes due and payable during the real estate tax year in which Closing occurs differ from the amounts used at Closing and in accordance with the provisions of Section 6.1.17.  The adjustment contemplated by this Section 6.1.3(i) to be made post-closing with respect to the Property shall also be made with respect to the Westbury Property, to the extent applicable.  The terms of this Section 6.1.3(ii) shall survive the Closing and not be merged therein.

6.1.4

Other Property Operating Expenses.  At Closing, the Gross Asset Value shall be decreased by unpaid charges for water, sewer, electricity, gas, fuel and other utility charges which relate to any period prior to the Closing, which shall be estimated based on meter readings the day prior to the Closing or as close thereto as possible.  The Gross Asset Value shall also be reduced by any accrued and unpaid periodic license or permit fees, any accrued and unpaid payments due under any contracts binding on any Owner as of the Closing Date, including, without limitation any reciprocal easement agreements (collectively, the “Contracts”), and any accrued and unpaid sales, use or other taxes owed by Owners, and increased by any prepaid periodic license and permit fees, any prepaid payments due under the Contracts and any prepaid sales, use or other taxes owed by Owners.

6.1.5

Deposits.  The Gross Asset Value shall be deemed increased by an amount equal to all refundable utility deposits and all refundable contract deposits under the Contracts then held by third parties with respect to the Property, and shall be deemed reduced by an amount equal to all cash security deposits under the Leases (and to the extent not held by the Venture, shall be delivered to the Venture).

6.1.6

Existing Debt.  At Closing, the Gross Asset Value (i) shall be increased by any interest under the Existing Debt which was prepaid for any period after Closing and (ii) shall be decreased by any accrued but unpaid interest or other amounts owed as of the Closing Date under the Existing Debt.  At Closing, the Gross Asset Value shall be increased by the amount of any reserves and impound accounts (including, without limitation, accounts for tenant improvements and leasing commissions) under the Existing Debt which are being held by or on behalf of the Lenders under the Existing Debt as of the Closing Date, which amounts are listed on the Closing Statement.

6.1.7

Cash.  At Closing, the Gross Asset Value shall be increased by the amount of cash and cash equivalents (other than the DRA Distribution or any other distributions made to Entity Seller or the Kimco Members in accordance with the terms of the Venture Agreement) (“Cash”) then held by the Owners, Venture, Price Legacy, the Kimco Parties, Entity Seller, DRA (to the extent relating to the Property and not distributed to the Kimco Members and Entity Seller in accordance with the terms of the Venture Agreement) and their affiliates (to the extent relating to the Property and not appropriately paid to such affiliates for services rendered), as of the Closing Date; provided, however, that any Cash which consists of (or arose from) condemnation awards or insurance proceeds, as the case may be, resulting from any condemnation proceeding or other similar taking with respect to the Property or any damage, destruction or casualty with respect to the Property, shall not so increase the amount of the Gross Asset Value.

6.1.8

Insurance.  Purchaser acknowledges that all insurance policies currently in place at the Property or relating to the Venture and its direct and indirect subsidiaries will be cancelled as of the Closing Date.  To the extent pre-paid premiums for the foregoing policies are received after Closing, such receipt shall require a Post-Closing Prorations Recalculation in accordance with Section 6.1.17.

6.1.9

Maple Shade.  The Gross Asset Value shall be reduced as of Closing by any unpaid rent and other sums due under the Lease dated October 6, 1989 between Robert C. Baker, Loomis J. Grossman, and Richard A. Grossman, as landlord, and The Price Company, as tenant (as amended and assigned, the “Maple Shade Ground Lease”) which relate to any period prior to the Closing, and shall be increased by any rent and other sums paid under the Maple Shade Ground Lease which relate to any period after Closing.

6.1.10

Remaining Bensalem Earn-Out.  The amount of the purchase price-earn out that remains to be paid as of the Closing Date pursuant to that certain Agreement Regarding Contract of Sale dated November 22, 2006 between Price Owner LLC and PL Bensalem LP, as seller, and Bensalem 11, LLC, as buyer (“Bensalem Buyer”), as amended by that certain Agreement #2 Regarding Contract of Sale dated February __, 2007, and as further amended by that certain Agreement #3 Regarding Contract of Sale dated February 23, 2009 (as amended, the “Bensalem Earn-Out Agreement”), is Nine Hundred Thirty Thousand Dollars ($930,000), subject to adjustment in accordance with the terms of the Bensalem Earn-Out Agreement (the “Remaining Bensalem Earn-Out”).  Pursuant to the Bensalem Earn-Out Agreement, Bensalem Buyer delivered to, and Entity Seller currently holds, a letter of credit in the original amount of One Million Four Hundred Thousand Dollars ($1,400,000) (the “Bensalem Earn-Out Letter of Credit”), which Bensalem Earn-out Letter of Credit has an available balance to draw as of the Closing Date of One Million Four Hundred Thousand Dollars $1,400,000.  The Remaining Bensalem Earn-Out shall not be adjusted until such amounts are collected by Purchaser or the applicable Owner in accordance with the terms of the Bensalem Earn-Out Agreement.  If at any time after the Closing, Purchaser or the applicable Owner shall draw down on the Bensalem Earn-Out Letter of Credit or receive payment of all or any portion of the Remaining Bensalem Earn-Out, such drawn amount and/or payment shall result in and require a Post-Closing Prorations Recalculation in accordance with Section 6.1.17.  The terms of this Section 6.1.10 shall survive the Closing and not be merged therein.

6.1.11

Morena Remediation Credit.  At Closing, the Gross Asset Value shall be reduced by Seven Hundred Fifty Thousand Dollars ($750,000) to stabilize a hillside at the Property known as “Morena” located in San Diego, California.

6.1.12

Termination Fees.  The termination fee, if any, paid by the tenant known as Linens & Things at the Property known as “Roseville”, to the extent paid after Closing, but on or prior to April 30, 2011, shall result in and require a Post-Closing Prorations Recalculation in accordance with Section 6.1.17.

6.1.13

Delayed Adjustment; Delivery of Operating and Other Financial Statements.  All Prorations calculated pursuant to this Article VI for the Closing have been made on the basis of good faith estimates of Entity Seller and Purchaser using currently available information.  If at any time following the Closing Date, the amount of an item listed in any section of this Article VI shall prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the Closing) or otherwise require adjustment as a result of the Remaining Bensalem Earn-Out or any year-end or periodic reconciliations or collections, including, without limitation, with respect to delinquencies, reimbursable operating expenses or tax payments by a tenant under a Lease, then, upon receipt of proof of such error or other reason, provided that such proof is delivered to the party which was benefited by such amount on or before December 31, 2011 (such period being referred to herein as the “Post Closing Adjustment Period”), the resulting amount shall result in and require a Post-Closing Prorations Recalculation in accordance with Section 6.1.17.  Any party entitled to a Proration shall only be entitled to its proportionate share of such Proration.  Notwithstanding the foregoing, with respect to the Westbury Property, the Post-Closing Adjustment Period for delinquencies, additional rent and percentage rent shall be coterminous with the periods provided therefor in the Westbury Purchase Agreement.  Notwithstanding anything to the contrary set forth in the Venture Agreement or this Agreement, payment of the Purchase Price as adjusted by the terms of this Agreement and any payments to Entity Seller in connection with post-closing Prorations provided for under this Agreement shall be in lieu of any further distributions to Entity Seller of cash flow or any other amounts under the Venture Agreement, and Entity Seller acknowledges and agrees that Entity Seller shall not be entitled to any further distributions under the Venture to the extent accrued after the Closing Date, and, to the extent accrued prior to the Closing Date, provided such cash has been properly distributed to the date hereof either in accordance with the Venture Agreement or Section 6.1.7 of this Agreement, as applicable.  The provisions of this Section 6.1.13 shall survive the Closing and not be merged therein.

6.1.14

Other Pre-Closing Expenses of the Owners.  To the extent that there are any unpaid pre-Closing operating expenses of the Owners which have been actually incurred by the Owners prior to Closing pursuant to a written agreement, then, solely to the extent that a separate reduction of the Gross Asset Value or Post-Closing Prorations Recalculation to reflect such operating expense has not otherwise been made pursuant to this Agreement, the amount of such operating expense shall result in and require a Post-Closing Prorations Recalculation in accordance with Section 6.1.17.

6.1.15

Other Pre-Closing Revenue of the Owners.  To the extent that there is any pre-Closing revenue generated that has accrued prior to Closing for which a separate increase of the Gross Asset Value or Post-Closing Prorations Recalculation to reflect such revenue has not otherwise been made pursuant to this Agreement, the amount of such revenue shall result in and require a Post-Closing Prorations Recalculation in accordance with Section 6.1.17.

6.1.16

Audit Rights. Entity Seller and its representatives shall be afforded the opportunity during normal business hours on business days upon three (3) business days prior notice, and not more than two (2) times in any individual Prorations Calculation Period, to review all underlying financial records pertaining to any Post-Closing Prorations Recalculation, and Purchaser shall promptly respond to Entity Seller’s reasonable written inquiries for information and shall permit Entity Seller and its representatives, to the extent relevant to such Post-Closing Prorations Recalculation, to have full access to the books and records in the possession of Purchaser, the Venture, Price Legacy, the Kimco Parties and Owner or any party to whom Purchaser, the Venture, Price Legacy, the Kimco Parties or Owner has given custody of the same relating to the Property.  Any Post-Closing Prorations Recalculation prepared by Purchaser shall be final and binding for purposes of this Agreement unless Entity Seller shall give written notice to Purchaser of disagreement with the recalculation contained therein within thirty (30) days following Entity Seller’s receipt of such recalculation, specifying in reasonable detail the nature and extent of such disagreement.  If Purchaser and Entity Seller are unable to resolve any disagreement with respect to any Post-Closing Prorations Recalculation within thirty (30) days following receipt by Purchaser of the notice referred to above, the matters in dispute shall be referred to PricewaterhouseCoopers or, if they are not available, any of the other so-called “Big Four” accounting firms selected by Purchaser, for final determination, with the costs of such accountant to be paid 50% by Entity Seller and 50% by Purchaser, and the Post-Closing Adjustment Period shall be deemed extended solely with respect to such matters in dispute.  Notwithstanding anything in this Agreement to the contrary, but subject to Section 10.1.4(c), the Purchaser shall have the right to settle all tenant claims under the Leases for overcharges or landlord defaults without Entity Seller's consent for each individual tenant claim up to $200,000.

6.1.17

Post-Closing Prorations Recalculations.  Purchaser shall on the first day of the third calendar month after Closing, and in intervals of three calendar months thereafter until the end of the Post-Closing Adjustment Period (each such three month calendar period, or such shorter period as applicable, referred to herein as “Prorations Recalculation Period”), recalculate each of the applicable Prorations made as of Closing, with amounts received from and after Closing which are attributable to the period prior to Closing allocated 85% to Entity Seller and 15% to Kimco Members, and with amounts owed from and after Closing which are attributable to the period prior to Closing allocated 85% to Entity Seller and 15% to Kimco Members.  Purchaser’s calculation of the Post-Closing Prorations Recalculation for any particular Prorations Recalculation Period and supporting materials for that calculation shall be provided to Entity Seller within thirty (30) days after the end of that Prorations Recalculation Period.  To the extent that either party hereto is owed an amount on a net basis after the recalculation of each of the applicable Prorations, including in such recalculation of the applicable Prorations (i) any and all such sums owed from any prior Prorations Recalculation Periods that have not been paid, (ii) any sums actually due by the parties hereto under Sections 6.2 and 6.3 that have accrued prior to April 30, 2011, and (iii) any sums actually due by the parties hereto under Article X that have accrued prior to April 30, 2011, then the party owing such net amount shall pay such net amount to the party to which it is owed prior to sixty (60) days after the end of the applicable Prorations Recalculation Period (collectively, a “Post-Closing Prorations Recalculation”).  Interest shall accrue on the net amount owed from and after the end of said sixty (60) day period at 8% per annum until paid, except to the extent such owed amount is disputed and determined by the accountant provided for in Section 6.1.16 to be properly withheld.  Notwithstanding anything to the contrary in this Section 6.1.17, with respect to any Post-Closing Prorations Recalculation occurring after April 30, 2011, if any or all of such Post-Closing Prorations Recalculations result in a net balance owed to Entity Seller, Purchaser shall be entitled to continue to hold such net balance in an interest-bearing account as additional security for Entity Seller’s and DRA’s obligations hereunder until such time that all Post-Closing Prorations Recalculations have been completed and any claims under this Agreement in accordance with Section 6.2, Section 6.3, and Article X, to the extent actually made prior to the expiration of the applicable survival period, are finally resolved in accordance with the terms of this Agreement, and, if the Purchaser is entitled to any sum with respect to the foregoing, Purchaser may apply such amounts held against sums owed to Purchaser under the terms of this Agreement, and Purchaser shall provide Entity Seller written notice of such application.  The provisions of this Section 6.1.17 shall survive the Closing and not be merged therein.  Entity Seller acknowledges and agrees that it shall not be entitled to any income of the Venture, Price Legacy, the Owners or the Property relating to the period after the Closing except to the extent of a Post-Closing Prorations Recalculation in accordance with this Section 6.1.17 and Kimco Parties acknowledge and agree that Entity Seller shall not be responsible for any expense of a Kimco Party, the Venture, Price Legacy, the Owners or the Property accruing in the period after Closing.

6.2

Entity Seller’s Closing Costs.  Entity Seller shall pay (i) subject to the terms of Section 10.1.4(b), 50% of the costs and expenses (collectively, the “Lender Costs”) incurred by Purchaser to obtain any and all consents from the Lenders set forth on Exhibit H to the sale of the Seller Interest to the Purchaser, including consent charges, Lenders’ attorney fees and the costs of any title insurance endorsements required by the Lenders in connection therewith above $60,0000, provided, that, in no event shall Entity Seller’s portion of the Lender Costs exceed $6,500,000, in the aggregate (“Bucket 1”); provided, however, that Lender Costs shall not include costs and expenses attributable to (a) an extension of the applicable loan, (b) an amendment to the Existing Debt Documents which reflects economic or business terms that are more favorable to a Kimco Party than those set forth in the Existing Debt Documents; provided, however, that Purchaser shall have the right to amend the Existing Debt Documents to include a provision permitting the liquidation of Price Legacy, except to the extent that there is a separate charge attributable to the liquidation, or (c) any material benefit, economic or otherwise, realized by a Kimco Party with respect to another property owned by such party, (iii) all of the New York Transfer Taxes and a $200,000 portion of the New Jersey controlling interest transfer tax payable in connection with the transactions contemplated by Agreement, (iv) and Transfer Taxes for any other state in which any portion of the Property is located that are customarily paid for by the Entity Seller as seller, in connection with the transactions contemplated by this Agreement, and (iv) Entity Seller’s own attorneys’ fees.  The provisions of this Section 6.2 shall survive the Closing and not be merged therein; provided , that the obligation of Entity Seller to pay the Lender Costs shall terminate on the earliest to occur of (i) April 1, 2014, (ii) the sale of all of the Properties (or the interests therein) which are currently subject to Existing Debt for which Lender’s Consent is required, (iii) the date upon which all of the required Lender Consents are obtained and (iv) the date upon which the amount in Bucket 1 is completely expended.

6.3

Purchaser’s Closing Costs.  Purchaser shall pay (i) the cost of any title insurance policies or endorsements ordered by Purchaser, if any, for policies held by Owners, (ii) 50% of the Lender Costs up to the first $13,000,000 and Purchaser shall be responsible for any Lender Costs in excess of $13,000,000, (iii) the New Jersey controlling interest tax less the $200,000 portion paid by Entity Seller pursuant to Section 6.2 above, and (iv)  Transfer Taxes for any other state in which any portion of the Property is located that are customarily paid for by the Purchaser as buyer, and (v) Purchaser’s own attorneys’ fees.  The provisions of this Section 6.3 shall survive the Closing and not be merged therein.

ARTICLE VII

INTENTIONALLY DELETED

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

8.1

Entity Seller’s Warranties and Representations.  The matters set forth in this Section 8.1 constitute representations and warranties by Entity Seller which are true and correct as of the Closing Date.

8.1.1

No Broker.  Entity Seller has not engaged or dealt with any broker or finder who is entitled to a commission based on dealings with Entity Seller in connection with the sale of the Seller Interest contemplated by this Agreement.  Entity Seller shall indemnify and hold harmless Purchaser from any claims, costs, damages or liabilities (including reasonable attorneys’ fees) arising from any breach of the representation contained in this Section 8.1. 1 or if the same shall be based on any statement, representation or agreement by Entity Seller with respect to the payment of any brokerage commissions or finder’s fees.

8.1.2

Organization.  Entity Seller is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

8.1.3

Authority.  Entity Seller has all requisite power and authority to execute and deliver, and to perform all of its obligations under, this Agreement.

8.1.4

Due Execution.  The execution, delivery and performance of this Agreement has been duly authorized by all necessary company action on the part of Entity Seller.

8.1.5

Enforceability.  This Agreement constitutes a legal, valid and binding obligation of Entity Seller enforceable against Entity Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and general equitable principles.

8.1.6

Seller Interest.  Except for the rights of Purchaser created by this Agreement, and the rights of the Kimco Members created by the Venture, Entity Seller is the sole owner of, and has good and marketable title to, the Seller Interest, free and clear of all liens, claims, encumbrances or other security arrangements or obligations to other persons, of whatever kind or character, and has the unrestricted right to sell, transfer and assign the Seller Interest to Purchaser.  The Seller Interest is not evidenced or represented by a separate certificate.

8.1.7

Taxes.  (i) Entity Seller has filed all tax returns required to be filed by Entity Seller with respect to income taxes pertaining to the Venture, (ii) all income taxes of Entity Seller pertaining to the Venture due and payable as of the Closing have been or will be paid prior to the Closing, and (iii) all taxes of Entity Seller pertaining to the Venture allocable to the period prior to Closing will be paid by Entity Seller when such taxes are due and payable.  The representations contained in this 8.1.7 do not apply to real estate taxes or any other ad valorem taxes which constitute a lien against the Property or which with the passage of time will constitute a lien against the Property and for which such items adjustment or proration will be made at or after Closing.  Purchaser agrees to provide Entity Seller with copies of the Venture’s tax return for the fiscal year in which Closing occurs.

8.1.8

Existing Debt.  Exhibit G contains a complete list of all material documents evidencing or securing the Existing Debt, including all amendments and modifications thereto (the “Existing Debt Documents”) to which Entity Seller or its direct or indirect members, entered into on behalf of Owner.  To Entity Seller’s knowledge, there are no defaults, disputes, claims or events which with the giving of notice or the passage of time or both could become defaults in connection with the Existing Debt other than by reason of failing to provide adequate notice to Lender of, and failure to obtain Lender consent to, the transactions contemplated by this Agreement.

8.1.9

Consents.  No consent, approval, order or authorization of, or registration, qualification, or filing with any person or governmental entity is required that has not been made or obtained in connection with the consummation by Entity Seller of the transactions contemplated by this Agreement, other than any consents that are required from Lenders pursuant to the terms of the Existing Debt Documents; and the execution of this Agreement and the performance of its obligations hereunder by Entity Seller does not violate any contract or agreement to which Entity Seller (as distinguished from the Venture, Price Legacy and the Owners) is a party.

8.1.10

Property.  Except as set forth on Leases entered into in accordance with the terms of the Venture Agreement or as otherwise disclosed to a Kimco Party, Entity Seller has not directly, or indirectly through any subsidiary, caused any Owner to grant or enter into options, rights of first offer or rights of first refusal or other agreements to or with any party to purchase the Property or any portion thereof.

8.1.11

Contracts.  Entity Seller has not directly or indirectly caused the Venture or any of the Venture’s subsidiaries, including, without limitation, Price Legacy and the Owners, to enter into a material contract that would be binding on any such party after the Closing Date, without the right to terminate at no cost or liability, which has not been approved by Purchaser or which is not known to Purchaser or a Kimco Party.

8.1.12

REIT Matters.  Entity Seller has not taken any action which would violate the provisions of Section 5.16 of the Venture Agreement.

8.1.13

Litigation.  Entity Seller has not received notice of any litigation with respect to the Seller Interest and there is no pending nor, to Entity Seller’s knowledge, threatened litigation in writing against Entity Seller with respect to the Seller Interest, or the Venture or, within the last twelve (12) months, any direct or indirect subsidiary thereof, or, with respect to the Property or any portion thereof, that is not covered by insurance.

8.1.14

Bankruptcy.  Entity Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of any of its assets; (iv) suffered the attachment or other judicial seizure of any of its assets; (v) admitted in writing its inability to pay its debts as they become due; (vi) made an offer of settlement, extension or composition to its creditors generally; or (vii) become insolvent, or would be made insolvent by the consummation of the transactions contemplated herein (each, a “Bankruptcy/Dissolution Event”).

8.1.15

PATRIOT Act.

(1)

Entity Seller is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).

(2)

Neither Entity Seller nor any beneficial owner of Entity Seller:

(a)

is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(b)

is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(c)

is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

Notwithstanding anything contained hereinto the contrary, for the purposes of this provision, the phrase “any beneficial owner of Entity Seller” shall not include (x) any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange, or (y) any limited partner, unit holder or shareholder owning an interest of five percent (5%) or less in Entity Seller or in the holder of any direct or indirect interest in Entity Seller.

8.2

Purchaser's Warranties and Representations.  The matters set forth in this Section 8.2 constitute representations and warranties by Purchaser which are true and correct as of the Closing Date.

8.2.1

No Broker.  Purchaser has not engaged or dealt with any broker or finder who is entitled to a commission based on dealings with Purchaser in connection with the sale contemplated by this Agreement.  Purchaser shall indemnify and hold harmless Entity Seller from any claims, costs, damages or liabilities (including reasonable attorneys' fees) arising from any claim for any breach of the representation contained in this Section 8.2.1 or if the same shall be based on any statement, representation or agreement by Purchaser with respect to the payment of any brokerage commissions or finder’s fees.

8.2.2

Organization.  Purchaser is a corporation validly existing and in good standing under the laws of the State of Delaware.

8.2.3

Authority.  Purchaser has all requisite power and authority to execute and deliver, and to perform all of its obligations under, this Agreement.

8.2.4

Due Execution.  The execution, delivery and performance of this Agreement has been duly authorized by all necessary company action on the part of Purchaser.

8.2.5

Enforceability.  This Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and general equitable principles.

8.2.6

Existing Debt.  The Kimco Parties have not entered into any documents in connection with the Existing Debt other than the Existing Debt Documents.

8.2.7

REIT Matters.  Purchaser has not taken any action which would violate the provisions of Section 5.16 of the Venture Agreement.

8.2.8

PATRIOT Act.

(1)

Purchaser is in compliance with the requirements of the Orders.

(2)

Neither Purchaser nor, to Purchaser’s knowledge, any beneficial owner of Purchaser:

(a)

is listed on the Lists;

(b)

is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(c)

is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

Notwithstanding anything contained hereinto the contrary, for the purposes of this provision, the phrase “any beneficial owner of Purchaser” shall not include (x) any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange, or (y) any limited partner, unit holder or shareholder owning an interest of five percent (5%) or less in Purchaser or in the holder of any direct or indirect interest in Purchaser.

8.2.9

Bankruptcy.  No Bankruptcy/Dissolution Event has occurred with respect to Purchaser.

8.3

Survival of Representations and Warranties.

8.3.1

Unless otherwise expressly stated to survive in this Agreement, all representations and warranties made by Entity Seller and contained herein shall merge into and be superseded by the various documents executed and delivered at Closing and shall not survive the Closing.  Notwithstanding the foregoing, (i) the representations and warranties made by Entity Seller contained in Sections 8.1.2, 8.1.3, 8.1.4, 8.1.5 and 8.1.6 shall survive the Closing (the “Entity Reps”), (ii) all other representations and representations made herein by Entity Seller shall survive the Closing until April 30, 2011, and if a written claim is made for a specific breach of such representations and warranties during such period of time, then until such written claims are finally resolved, (iii) Entity Seller shall have no liability to Purchaser with respect to any breach of any representations or  warranties contained herein (or conditions giving rise thereto) of which Michael V. Pappagallo, Bruce M. Rubenstein, or Elaine T. Hassan had actual knowledge prior to Closing, after due inquiry of the appropriate party or parties (each individually, a “Kimco Knowledge Party”, collectively, the “Kimco Knowledge Parties”), (iv) Entity Seller shall have no liability to Purchaser with respect to any breach of any representations or warranties caused by an act or omission of Purchaser, Kimco Parent, the Kimco Members, Kimco Management of New Jersey, Inc., KRC AZ Property Management, Inc., KRC Property Management I, Inc., Concourse Realty Management, Inc. or an affiliate thereof (individually, a “Kimco Party” and, collectively, the “Kimco Parties”), and (v) Entity Seller shall have no liability to Purchaser with respect to any breach of any representations and warranties contained herein for which Purchaser already received a credit.  Entity Seller shall have no liability to Purchaser under this Section 8.3.1 in excess of $10,312,500, in the aggregate (“Bucket 2”).  Bucket 2 shall not apply to the Entity Reps.

8.3.2

Unless otherwise expressly stated to survive in this Agreement, all representations and warranties made by Purchaser and contained herein shall merge into and be superseded by the various documents executed and delivered at Closing and shall not survive the Closing.  Notwithstanding the foregoing, (i) the representations and warranties made by Purchaser contained in Sections 8.2.2, 8.2.3, 8.2.4, and 8.2.5 shall survive the Closing, (ii) all other representations and representations made herein by Purchaser shall survive the Closing until April 30, 2011, and if a written claim is made for a specific breach of such representations and warranties during such period of time, then until such written claims are finally resolved, (iii) Purchaser shall have no liability to Entity Seller with respect to any breach of any representations or warranties contained herein (or conditions giving rise thereto) of which Brian Summers, Jean Marie Apruzzese, or Janine Roberts, had actual knowledge prior to Closing after due inquiry of the appropriate party or parties (each individually, a “DRA Knowledge Party”, and collectively, the “DRA Knowledge Parties”), and (iv) Purchaser shall have no liability to Entity Seller with respect to any breach of any representation and warranties contained herein which breach was caused by an act or omission of any of the DRA Parties.

ARTICLE IX

POST-CLOSING COVENANTS

9.1

Entity Seller Covenants.  In addition to the obligations imposed and covenants made by Entity Seller in this Agreement, Entity Seller covenants and agrees that after Closing:

9.1.1

Records and Books.  Entity Seller shall deliver to Purchaser or its designee all material records, books of account, files and other documents of the Venture and its subsidiaries in Entity Seller’s control, including, without limitation, Price Legacy and the Owners, within five (5) business days after the Closing Date.

9.1.2

Bank Accounts.  Entity Seller shall reasonably cooperate with Purchaser to the extent necessary for Purchaser to notify banks and other institutions holding accounts of the Venture, Price Legacy and the Owners, of the transactions contemplated by this Agreement, to remove any account signatories that were designated by Entity Seller or its affiliates, and to change control of such accounts to Purchaser or its designees, and Entity Seller agrees that neither it nor any other DRA Parties shall draw on such accounts from or after Closing.

9.1.3

Directors and Officers.  All directors and officers of the Venture and its direct and indirect subsidiaries, including, without limitation, Price Legacy and the Owners, that were elected, appointed or otherwise designated by Entity Seller shall automatically resign such positions effective as of Closing, and Entity Seller agrees to provide Purchaser written evidence of such resignations if requested by Purchaser.

9.2

Purchaser Covenants.  In addition to the obligations imposed and covenants made by Purchaser in this Agreement, Purchaser covenants and agrees that after Closing:

9.2.1

Lender Consents.  Purchaser shall use commercially reasonable efforts to obtain consent from the Lenders listed on Exhibit H for the transactions contemplated by this Agreement (collectively, the “Lender Consents”); provided, however, that Purchaser shall (A) not be required to (i) modify any material economic terms of the Existing Debt Documents, (ii) except as set forth in 9.2.1.(B) below, by itself or through an affiliate, incur additional recourse liability beyond that provided by the Existing Debt Documents, (iii) paydown any such Existing Debt in connection with obtaining such consents, or (iv) pay material consent fees where the terms of the Existing Debt Documents do not provide for such fees and (B) (i) be required to allow Entity Seller to directly communicate with the First Bank of Puerto Rico in connection with such Existing Debt, including to obtain such Lender Consents and a release of DRA Loan Guarantor; provided, however, that Entity Seller shall keep Purchaser apprised of all such communications in a timely manner and involve Purchaser as appropriate in such discussions, and Entity Seller shall not make any agreement with the First Bank of Puerto Rico regarding such Existing Debt without in each case obtaining Purchaser’s consent, in Purchaser’s sole discretion, and (ii) promptly after Closing, Purchaser shall offer to First Bank of Puerto Rico a credit-worthy replacement guarantor, including, without limitation, Price Legacy, to replace DRA Loan Guarantor, and in the event that the lender does not accept any such replacement guarantor, then to offer Kimco Parent.

9.2.2

Transfer Taxes.  Purchaser shall cause the applicable Tax Forms to be timely filed in New York and New Jersey and the Transfer Taxes associated therewith paid, provided, however, that Entity Seller has duly completed and delivered any and all Transfer Tax Forms to be filled out and/or executed by Entity Seller, and Purchaser has received the applicable funds from Entity Seller in accordance with Section 6.2 of this Agreement.  Entity Seller agrees to provide all appropriate information necessary for the completion of the applicable Transfer Tax Forms, and to otherwise cooperate with Purchaser in connection therewith.

9.3

Mutual Covenants.

9.3.1

Further Assurances.  From and after Closing, Entity Seller and Purchaser shall do all such additional and further acts, and shall execute and deliver such documents as may be reasonably necessary or proper and usual to complete the transactions contemplated by this Agreement in accordance with the terms hereof, and shall provide each other assistance as may be reasonably requested in connection with the preparation of any tax return, audit or other examination by any taxing authority, all to the extent Entity Seller and/or Purchaser, as applicable, does not incur liability (other than de minimus) or expense other than as already contemplated in this Agreement.  Entity Seller agrees that for a period of six (6) months after Closing, in the event Purchaser elects to obtain new owners’ title policies after Closing from a title insurance company other than Fidelity National Title Insurance Company, Entity Seller will execute and deliver a certificate in the form of the Non-Imputation Certificate attached hereto as Exhibit J, except that such certificate shall be certified to the title insurance company selected by Purchaser.

9.3.2

Post-Closing Adjustments.  Entity Seller and Purchaser shall each cooperate in good faith with the other after Closing to conduct and complete any Post-Closing Prorations Recalculation required by the terms of Article VI of this Agreement.

9.3.3

Tax Protests; Tax Refunds and Credits.  Purchaser shall have the sole right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Property due and payable during all tax years prior and subsequent to the Closing.  All real estate and personal property tax refunds and credits received after Closing with respect to the Property shall be applied in the following order of priority:  first, to pay the costs and expenses (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with obtaining such tax refund or credit; second, to pay any amounts due to any past or present tenant of the Property as a result of such tax refund or credit to the extent required pursuant to the terms of the Leases; and third, apportioned between Purchaser and Entity Seller as set forth in Section 6.1.3.

9.4

Survival of Covenants.  The covenants contained in this Article IX are intended to, and shall, survive the Closing until April 30, 2011.

ARTICLE X

INDEMNITIES

10.1

Seller Indemnity.  DRA will benefit from the consummation of the transactions contemplated by this Agreement, and in consideration thereof, DRA, jointly and severally with Entity Seller, shall hold harmless, indemnify and defend Purchaser, Venture (as constituted after the Closing) and the Owners (as constituted after the Closing) from and against:

10.1.1

(a)

85% of any and all losses, liabilities costs, damages and expenses resulting from claims in any way related to or arising from the Venture (as constituted prior to Closing), the Property or the Owners (as constituted prior to Closing) which arise out of events occurring prior to the Closing, relating to (i) claims of landlord default made by tenants under the Leases, (ii) claims of owner default made by service providers at the Property under applicable service contracts, (iii) third party tort claims occurring at the Property and not covered by insurance, (iv) claims of third parties relating to noncompliance of the Property with environmental laws and the Americans with Disabilities Act of 1990, (v) claims made against PL Westbury LLC directly relating to its obligations under the Westbury Purchase Agreement which are expressly stated to survive the sale of such property, (vi) corporate liabilities of Price Legacy and/or the Venture that arise from federal and state income taxes or securities litigation (Purchaser acknowledges and agrees that the indemnity provided in this Section 10.1.1(vi) does not cover or include any liabilities under documents related to indebtedness), and (vii) all costs and expenses of Purchaser, including attorneys' fees, related to any actual actions, suits or judgments incident to any of the foregoing; and

(b)

any and all losses, liabilities, costs, damages and expenses resulting from breaches of any or all Entity Seller’s representations and warranties in this Agreement.

10.1.2

50% of any and all losses, liabilities costs, damages and expenses resulting from claims by any and all Lenders under the Existing Debt, directly resulting from the failure to obtain any or all of the Lender Consents, including, without limitation, default interest, yield maintenance premiums in the event of prepayment, defeasance charges, and Lender attorney’s fees and enforcement costs, but excluding the outstanding principal balance and non-default rate interest of the Existing Debt, which outstanding principal balance and non-default rate interest shall be solely the responsibility of the Purchaser and the Owners (as constituted after the Closing).  The foregoing indemnity in this Section 10.1.2 shall not apply to the prepayment or defeasance of any Existing Debt unless Lender has sent written notice of default to Purchaser or the applicable Owner as a result of this transaction and, as a result, accelerated the amounts due under the applicable Existing Debt Documents.

10.1.3

Indemnity Survival.

(a)

The indemnities contained in Section 10.1.1(a) and (b) shall survive the Closing until April 30, 2011, and if a written claim is made under any such indemnity during such periods of time, then until such written claim is finally resolved, and the indemnity contained in Section 10.1.1(a)(vi) shall survive Closing; provided, however, that the indemnity contained in Section 10.1.1(a)(v) and, to the extent related to PL Westbury LLC’s obligations under the Westbury Purchase Agreement, Section 10.1.1(a)(vii), shall be coterminous with the survival of claims against PL Westbury LLC under the Westbury Purchase Agreement.

(b)

The indemnities contained in Section 10.1.2 shall survive the Closing and shall terminate (A) with respect to all Properties upon the earliest to occur of (i) April 1, 2014, (ii) the sale of all of the Properties (or the interests therein) which are currently subject to Existing Debt for which Lender Consents are required, (iii) the date upon which all of the required Lender Consents are obtained and (iv) the date upon which the amount in Bucket 1 is completely expended and (B) as to any individual Property upon the earliest to occur of (i) the release of the applicable Existing Debt and (ii) the sale of the Property (or the interests therein) which is currently subject to the Existing Debt for which a Lender Consent is required, and (iii) the date upon which the required Lender Consent is obtained with respect to such Property .

10.1.4

Indemnity Caps.  Entity Seller shall have no liability to Purchaser, Venture (as constituted after the Closing) or the Owners (as constituted after Closing) with respect to any indemnity contained herein to the extent the losses, liabilities costs, damages or expenses or the conditions or circumstances giving rise thereto were known to a Kimco Knowledge Party, or caused by an act or omission of a Kimco Party, or for which Purchaser already received a credit pursuant to this Agreement.

(a)

With respect to the indemnities contained in Section 10.1.1(a) and (b), Entity Seller shall have no liability to Purchaser, Venture (as constituted after the Closing) or the Owners (as constituted after Closing) under the indemnities in an amount in excess of Bucket 2.  Entity Seller’s aggregate liability under the representations (other than the Entity Reps) contained in Section 8.1 and the indemnities contained in Section 10.1.1(a) and (b) shall in no event exceed the amount of Bucket 2, in the aggregate.  Notwithstanding anything in this Agreement to the contrary, the indemnity contained in Section 10.1.1(a)(vi) shall not be limited by the amount in Bucket 2.  With respect to the indemnities contained in Section 10.1.1(a)(iii) and (vi), Purchaser agrees to use reasonable efforts to pursue insurance for such tort claims and corporate liabilities to the extent covered by insurance before making a claim against DRA or Entity Seller.

(b)

With respect to the indemnities contained in Section 10.1.2, Entity Seller shall no have liability to Purchaser, Venture (as constituted after the Closing) or the Owners (as constituted after Closing) under the indemnities in an amount in excess of Bucket 1 in the aggregate.  Entity Seller’s aggregate liability under Section 6.2 and the indemnities contained in Section 10.1.2 shall in no event exceed the amount of Bucket 1, in the aggregate.

(c)

Notwithstanding anything in this Agreement to the contrary, the Purchaser agrees that all settlements by Purchaser or its direct or indirect subsidiaries with respect to tenant claims under the Leases for overcharges or landlord defaults shall reduce Bucket 2 to the extent thereof.

10.1.5

Net Worth Covenant.  DRA shall maintain a net worth of $50,000,000 after Closing until April 30, 2011.  DRA shall within thirty (30) days after the end of each Prorations Recalculation Period provide Purchaser with copies of its current financial statements and other information reasonably requested by Purchaser to evidence DRA’s compliance with the net worth covenant contained in this Section 10.1.5.  Beginning on November 3, 2010, DRA shall have the right to deposit $7,500,000, or a letter of credit issued in the name of Purchaser or its designee in the amount of $7,500,000 and in form and from a counterparty reasonably acceptable to Purchaser and otherwise meeting the requirements of this Section 10.1.5, to be held in escrow until April 30, 2011 with an escrow agent and pursuant to escrow instructions reasonably satisfactory to Purchaser to secure DRA’s post closing payment obligations to Purchaser under this Agreement, which cash may be disbursed, or letter of credit drawn upon and the resultant cash disbursed, in accordance with the terms of the escrow instructions.  Upon such deposit and the execution and delivery of the foregoing escrow instructions, the covenant contained in this Section 10.1.5 and the Entity Seller’s obligation to provide financial statements information to Purchaser shall be null and void and of no further force or effect.  To the extent that the Entity Seller is in violation of its obligations under this Section 10.1.5 at any time and from time to time, Purchaser shall have the right to withhold all sums due to Entity Seller or DRA Loan Guarantor under Article VI or Article X until such time that DRA is again in compliance with this Section 10.1.5.  Any letter of credit delivered pursuant to this Section 10.1.5 shall be an irrevocable, unconditional, transferable, clean sight draft letter of credit that is either an evergreen letter of credit or one which does not expire until at least thirty (30) days after the Post-Closing Adjustment Period.

10.2

Purchaser Indemnity. Purchaser shall hold harmless, indemnify and defend Entity Seller and DRA Growth and Income Fund IV, LLC (collectively, “DRA Loan Guarantor”), as applicable, from and against:

10.2.1

(a) losses, liabilities costs, damages and expenses resulting from claims under or enforcement of the guaranties delivered by DRA Loan Guarantor to the Lenders for the Existing Debt as listed on Exhibit I, occurring or made at or after Closing and (ii) all costs and expenses, including attorneys' fees, related to any actual actions, suits or judgments incident to the foregoing; provided, however, that, in the event Lender has sent written notice of default to Purchaser or the applicable Owner under the applicable Existing Debt Documents as a result of the transaction contemplated by this Agreement and, as a result, accelerated the amounts due under the applicable Existing Debt Documents, then Purchaser’s indemnification obligation under this Section 10.2.1 shall be limited to 50% of such amounts due other than principal and non-default rate interest until such time that Entity Seller has expended the entire amount in Bucket 1 in accordance with the terms of this Agreement;

(b) any and all losses, liabilities, costs, damages and expenses resulting from breaches of any or all Purchaser’s representations and warranties in this Agreement;

(c)

any and all losses, liabilities, costs, damages and expenses arising from and after the Closing Date due to an act or omission of Kimco Parties, Owner (as constituted after the Closing), Venture (as constituted after the Closing) and their affiliates and successors and assigns, including, without limitation, any documentary stamp tax, transfer tax (or the like) that may become due and payable in the event a Property or a Venture interest is transferred after the Closing Date; and

(d)

any and all liabilities and obligations of Purchaser under Articles VI of this Agreement.

10.2.2

Indemnity Survival.  The indemnities contained in Section 10.2.1(a) shall survive the Closing.  The indemnities contained in Sections 10.2.1(b) shall survive the Closing until April 30, 2011, the indemnity contained in Section 10.2.1(c) shall survive Closing through November 3, 2012, and the indemnity contained in Section 10.2.1(d) shall survive the Closing until the end of the Post-Closing Adjustment Period, and if a written claim is made under any of the foregoing indemnities during any such periods of time, then until such written claim is finally resolved.

10.2.3

Indemnity Cap.  Purchaser shall have no liability to Entity Seller or DRA Loan Guarantor with respect to any indemnity contained herein to the extent the losses, liabilities costs, damages or expenses or the conditions or circumstances giving rise thereto were known to any of the DRA Knowledge Parties, or caused by an act or omission of any DRA Parties, or for which Entity Seller already received a credit pursuant to this Agreement.

10.3

Indemnification Procedures.  Wherever in this Article X an indemnification (an “Indemnification”) has been given by one party (the “Responsible Party”) to another (the “Protected Party”), and there is a dispute between the parties with respect to such Indemnification, then the following shall apply; provided, however, that the following shall not apply to any and all matters relating to Lender Consents, which shall in each case be subject to Purchaser’s consent, in its sole discretion, and shall require Entity Seller to expend sums in accordance with the terms of this Agreement up to the aggregate amount of Bucket 1:  If the Protected Party learns of any event, occurrence or state of facts by which any Indemnification is likely to apply, the Protected Party shall give prompt written notice thereof to the Responsible Party and the Responsible Party shall have a commercially reasonable opportunity and commercially reasonable period of time to take such action (including legal action or defenses) as may be appropriate or necessary to fulfill its obligations hereunder, and the Protected Party shall reasonably cooperate with the Responsible Party’s investigation and defense of any claim involved in the Indemnification, at no cost (other than de minimus) to the Protected Party.  The Responsible Party shall be entitled to control the defense of any third party claim, including the selection of counsel (subject to the Protected Party’s reasonable approval), in each case at the Responsible Party’s expense.  If a Responsible Party is not adequately or properly defending the defense of any third party claim, as determined by the Protected Party in its reasonable discretion, Protected Party may so defend with their selected counsel at the expense of the Responsible Party with legal fees to be paid by the Responsible Party on demand.  The Protected Party shall not be entitled to settle any such third party claim without the Responsible Party’s approval, not to be unreasonably withheld, conditioned or delayed, and the Responsible Party’s Indemnification obligation shall not apply to any settlement consummated without the Responsible Party’s consent, unless any such settlement by the Protected Party is the result of the Responsible Party’s default of its obligations under this Section 10.3.  If the Protected Party at any time receives any payment under any insurance policy or from any other source for any claim for which indemnity is sought hereunder, the amount of coverage available to the Protected Party under such policy or other source shall be deducted from the amount for which the Responsible Party is liable.  Notwithstanding the foregoing other than those matters relating to Lender Consents, the Indemnification procedures set forth in this Section 10.3 shall not apply to the expenditure of less than $200,000 in connection with any individual Indemnification claim.  The provisions of this Section 10.3 shall survive Closing.

ARTICLE XI

NOTICES

All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly delivered (i) upon the delivery (or refusal to accept delivery) by messenger or overnight express delivery service (or, if such date is not on a business day, on the business day next following such date), or (ii) upon the receipt by facsimile transmission as evidenced by a receipt transmission report, followed by delivery by one of the means identified in (i) above, addressed as follows:

If to Purchaser, to:

c/o Kimco Realty Corporation.

3333 New Hyde Park Road, Suite 100

New Hyde Park, New York  11042-0020

Attn:  Michael Pappagallo

Facsimile:  516-869-7201

and with a copy to:

c/o Kimco Realty Corporation

3333 New Hyde Park Road, Suite 100

New Hyde Park, New York  11042-0020

Attn.: Bruce Rubenstein, Esq.

Facsimile: 516-869-7201

and with a copy to:

Goodwin Procter LLP

53 State Street

Boston, Massachusetts 02109

Attn.: Andrew C. Sucoff, Esq.

Facsimile: (617) 227-8591

If to Entity Seller, to:

c/o DRA Advisors LLC

220 East 42nd Street 27th floor

New York, NY 10017

Attention: Brian Summers

Facsimile: (212) 697-7404

with a copy to:

Blank Rome LLP

405 Lexington Avenue

New York, NY 10174

Attention:  Martin Luskin, Esq.

Facsimile:  917-332-3714

Any party may, by notice given as aforesaid, change the address or addresses, or designate an additional address or additional addresses, for its notices, provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.

ARTICLE XII

GENERAL PROVISIONS

12.1

Captions.  Captions in this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement or any of the terms hereof.

12.2

Recitals and Exhibits.  The recitals set forth in Article I, and all exhibits referred to herein and attached hereto, are hereby incorporated into this Agreement by this reference.

12.3

Entire Agreement.  This Agreement contains the entire agreement between the parties relating to the transaction contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein.

12.4

Modification.  No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

12.5

Attorneys’ Fees.  Should any party hereto employ an attorney for the purpose of enforcing or construing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all reasonable attorneys' fees and all costs, whether incurred at the trial or appellate level, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees and the cost of any bonds, whether taxable or not, and such reimbursement shall be included in any judgment, decree or final order issued in that proceeding.  The “prevailing party” means the party in whose favor a judgment, decree, or final order is rendered.

12.6

Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard for conflict of laws principles.

12.7

Time of Essence.  Time is of the essence to this Agreement and to all dates and time periods set forth herein.

12.8

Assignment.  No party to this Agreement shall assign this Agreement or its rights and obligations hereunder that survive Closing to any individual or entity without the prior written consent of the other party or parties hereto, which consent may be granted or withheld in the applicable party’s sole discretion, and any such assignment without such consent shall be null and void ab initio; provided, however, the Purchaser may assign its rights under this Agreement that survive Closing to any entity which (i) is directly or indirectly majority owned and controlled by Kimco Parent, or (ii) directly or indirectly owns and controls Kimco Parent.

12.9

Severability.  If any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, provision or agreement is invalid, void or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision or agreement herein contained.

12.10

Successors and Assigns.  All terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective legal representatives, successors and assigns (subject to Section 12.8).

12.11

Interpretation.  Entity Seller and Purchaser acknowledge each to the other that both they and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

12.12

Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original; such counterparts shall together constitute but one agreement.

12.13

Recordation.  This Agreement may not be recorded and any attempt to do so shall be of no effect whatsoever.

12.14

Business Day.  As used in this Agreement, “business day” shall be deemed to be any day other than a day on which banks in the State of New York shall be permitted or required to close.  If any action under this Agreement is required to be taken on or by a day which is not a business day, the date on or by which such action is required to be taken shall be extended until the next business day.

12.15

Waiver of Jury Trial.  PURCHASER, ENTITY SELLER AND DRA HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ANY ACTIONS OF ANY PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT OR ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR ENTITY SELLER AND PURCHASER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS TO BE DELIVERED BY THE PARTIES HERETO AT CLOSING, AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.  Each party hereby authorizes and empowers the other to file this Section 12.15 and this Agreement with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

12.16

Confidentiality

  At Closing, Entity Seller and Purchaser have agreed on a press release to be issued with respect to the transaction contemplated under this Agreement.  Entity Seller acknowledges that Purchaser is a public company subject to disclosure requirements as required by law, regulation, order and custom, including, without limitation, the filing of Form 8-Ks with the United State Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.  From and after Closing, Purchaser agrees not to disclose the identity of the Entity Seller’s investors, except as required by law or regulation.

ARTICLE XIII AS-IS

13.1.1

As-Is.  Purchaser acknowledges and agrees that (a) Purchaser has independently examined, inspected, and investigated to the full satisfaction of Purchaser, the physical nature and condition of the Property, excluding its compliance with environmental laws and the Americans with Disabilities Act of 1990, (b) except as expressly set forth in this Agreement, neither Entity Seller, nor any agent, director, member, officer, partner, employee, representative, broker or third party consultant of Entity Seller has made any representation whatsoever regarding the subject matter of this Agreement or any part thereof.  The provisions of this Section 13.1 shall survive the Closing.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

ENTITY SELLER:

DRA PL RETAIL REAL ESTATE INVESTMENT TRUST, a Maryland real estate investment trust

By: /s/ Brian T. Summers

Name: Brian T. Summers

Title: Vice President

PURCHASER:

KIMCO PL RETAIL, INC.,

a Delaware corporation

By: /s/ Michael V. Pappagallo

Name: Michael V. Pappagallo

Title: Exec. Vice President/Chief Financial Officer

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the undersigned hereby agrees to be bound by its indemnity obligations set forth in Article X hereof.

DRA:

DRA GROWTH AND INCOME FUND IV, LLC

By: /s/ Brian T. Summers

Name: Brian T. Summers

Title: Vice President

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the undersigned hereby agrees to be bound by the provisions set forth in Section 9.2.1.

KIMCO REALTY CORPORATION

BY:  /s/ Michael V. Pappagallo

NAME:  Michael V. Pappagallo

TITLE:  Exec. Vice President/Chief Financial Officer

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